Exhibit 99.1

Annual Meeting Script

Casey’s General Stores, Inc.

September 16, 2011

Good morning, ladies and gentlemen and welcome. I’m Bob Myers, President & CEO of Casey’s General Stores, Inc. and I am pleased to welcome you to our 2011 annual shareholders meeting. I will now call this meeting to order.

The entire Casey’s team appreciates your coming to learn more about the results of fiscal 2011 and the Company’s expectations for fiscal 2012.

At this time, let me introduce the other members of your board of directors. Our talented board provides valuable guidance and energy that helps keep Casey’s moving toward our goals year in and year out. Will each of the board members please stand as I call your name and remain standing until all are introduced?

Ken Haynie—Ken is our longest serving member of the Board. He is a retired lawyer and formerly “of counsel” to the law firm of Ahlers & Cooney.

Bill Kimball—Bill is the retired Chairman and CEO of Medicap Pharmacy, Inc.

Diane Bridgewater— Diane is the Executive Vice President, Chief Financial and Administrative Officer of LCS, a manager and developer of senior living communities.

Jeff Lamberti—Jeff is the former President of the Iowa Senate, a shareholder in the law firm of Block, Lamberti and Gocke, P.C., and co-owner of the Iowa Barnstormers arena football team.

Richard Wilkey— Richard has been a management and development consultant at various companies in the Midwest, is the former City Manager of Des Moines, and was previously an executive in the Weitz Corporation and its subsidiaries.

Lynn Horak – Lynn is the past Chairman of Wells Fargo Regional Bank.

Johnny Danos—Johnny could not be here today due to a long-planned trip abroad. He is the retired President of the Greater Des Moines Community Foundation and now the Director of Strategic Development for LWBJ, LLP.

Please join me in thanking these dedicated individuals who have worked so hard over the past year representing the best interests of all of us, the shareholders.

There are some special guests with us this morning who also work very hard on behalf of shareholders. Please stand when I call your name and remain standing until all are introduced.

Bill Noth—Bill is our securities counsel and he is a member of the Ahlers & Cooney firm.

Jerry Borowick—Jerry is the managing partner of the Des Moines office of KPMG, the independent public accounting firm that audits Casey’s.

Charlie Zade—Charlie is representing our transfer agent and registrar, Computershare Trust Company, and is serving as inspector of the election.

Thanks for all your help.

The Secretary has reported receipt of Computershare’s affidavit that notice of this annual meeting, the proxy statement, the form of proxy and the annual report to shareholders were mailed to shareholders on August 5, 2011.

In addition, our Secretary has reported that a certified list of the holders of the Company’s common stock, at the close of business on July 25, 2011, the record date for this meeting, was prepared and certified by Computershare. The list of shareholders and these other documents will be filed with the records of the Company.

At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting shall constitute a quorum. We have been advised by Computershare that a quorum is present at this meeting. I therefore declare this meeting open for business.

As set forth in the notice sent to each of the shareholders of the Company, the business of this meeting includes:

a) the election of two Class I directors for terms expiring in 2014; b) the ratification of the appointment of KPMG LLP as Casey’s independent auditor for the fiscal year ending April 30, 2012; c) an advisory vote on our named executive officer compensation; and d) an advisory vote on the frequency of future advisory votes on our named executive officer compensation.

The Company is nominating the two Class 1 directors listed in our proxy statement. They are Diane C. Bridgewater and myself. The Company has not received timely notice of any other nominees, and therefore I declare the nominations closed. We will also vote at the same time on the proposal to ratify the Appointment of the Company’s independent auditors and on the two advisory votes concerning executive compensation. The Company has not received timely notice of any other shareholder proposals.

I now declare the polls open for voting. As a reminder, if you have already voted by mail, phone or internet, you do not need to vote again by ballot unless you wish to change your vote. If anyone has not voted by proxy or wishes to change their vote, please raise your hand to request a ballot. If there are any questions about any of these procedures or proceedings, we’ll be happy to try to help. Please raise your hand if you have a question.

Has anyone present not voted by proxy? Does anyone want to change a vote and need a ballot? Please pass your ballots to the end of each aisle so Charlie can collect them.

The time is XX:XX and I now declare that the polls are closed.

As usual, the remainder of the meeting consists of presentations from key officers followed by a question and answer session in which shareholders are invited to participate.

I would like to remind you that statements made during this meeting may constitute forward-looking statements. As described in the Company’s most recent Form 10-K, many important factors could cause actual results to differ materially from what is expressed in the forward-looking statements.

I will begin by reviewing Casey’s performance measured by the annual goals for fiscal 2011 and sharing the goals the Company has set for fiscal 2012.

Fiscal 2011 was a year of challenges to say the least — some we have seen before and some we have not. Most anyone who was a Casey’s shareholder in 2010 and everyone who attended the 2010 edition of this meeting knows of a few of the unexpected challenges we faced. Fiscal 2011 proved once again, that business leadership requires vigilance in managing the ever-changing internal and external dynamics that affect our business so we can stay in motion moving toward our goals. Thanks to the talents and dedication of the more than 22,000 Casey’s employees, I am pleased to report we overcame the challenges of 2011 and maintained our forward momentum heading into a promising 2012 .

Of course, as I alluded, one of those challenges from fiscal 2011 was the unsolicited hostile takeover attempt by Alimentation Couche-Tard, Inc., part of which played out at this meeting last year. Unfortunately, expenses incurred during the defense of the takeover attempt cost Casey’s shareholders approximately 16 million dollars during the fiscal year. Also, as you may be aware, we executed a 500 million dollar recapitalization plan during the same period, and, we grew by more than 100 stores. The company also incurred significantly higher commodity cost, particularly in our prepared food program, and we saw the cigarette category grow increasingly competitive throughout the year. These circumstances and more caused Casey’s to fall short of goals in some areas, and while exceeding goals in others, all of which we will talk about in more detail shortly. Still, on balance, Casey’s posted a very strong performance in 2011.

So, let’s now review fiscal 2011 in a little more detail.

Gasoline is the one area of our business where you can certainly expect volatility and interesting turns. Fiscal year 2011 was certainly true to form in that regard. Our 2011 goal for gasoline was to increase same-store gallons sold by 1% with an average margin of 13.5 cents per gallon.

By the end of fiscal 2011, gasoline prices were at historic highs — yet same-store sales were up 1.6%. Total gallons sold finished up 8.6% to 1.4 billion gallons with gross profit dollars rising 19% to $212 million with an average margin of 15.2 cents per gallon — all well above goal. Our other two business categories—grocery & other merchandise and prepared food & fountain—comprise Casey’s inside sales.

Our fiscal year 2011 goal was to increase same-store grocery & other merchandise sales by 6% with a margin of 33.9%.

As I mentioned earlier, a big part of the story this past year for inside sales was the rise of virtually every commodity price that affects Casey’s operation, both directly and indirectly. For any business, an increase in cost of raw materials can easily impact the bottom line. The second and somewhat larger challenge in this area came from the cigarette category. We faced these two factors on top of an uncertain economy. For the year, same store sales were up 4.6%. The average margin in 2011 was 32.2%, short of our goal of 33.9%.

The features of our new store design, which we continue to roll out in our new store construction, acquisitions, replacements and remodels, is proving to be very popular with our customers. If you haven’t been to a store with the expanded coffee and sub-sandwich offering, I encourage you to stop at our new store down the street and pick up a sandwich for lunch. You will not be disappointed.

One of the goals of our new store design was to accentuate Casey’s strength in the prepared food & fountain category. Again in fiscal 2011, shareholders benefitted financially from that design, as well as the power of the Casey’s brand.

The fiscal 2011 goal for prepared food & fountain was to increase same-store sales 8% with an average margin of 63.1%.

Same-store sales growth in 2011 fell just short of goal at 7.7%. The average margin finished at 62.2%, about ninety basis points under goal.

This category felt the brunt of profit pressures from commodity price increases in fiscal 2011. You are all likely familiar with the impact cheese prices have on our business, and the cost of cheese reached an all-time high in fiscal year 2011. Coffee prices also increased to an all-time high. While we initiated some price increases in the fiscal year in response to rising commodity costs, competitive and economic pressures prevented us from completely offsetting our increased costs with new pricing. Again, thanks to our vigilance in managing this challenge, the power of the Casey’s prepared food brand to keep sales strong, and the higher sales volumes in areas like coffee and other beverages spurred by the new store design, allowed us to post strong results.

Prepared Food and Fountain revenue in the new stores continues to outpace sales of the remaining store base. Overall, the prepared food category continues to account for nearly 30% of Casey’s overall gross profit.

Our fiscal 2011 expansion goal was to increase the total number of stores by 4 to 6%.

By most any measure, fiscal 2011 was an impressive year of expansion for Casey’s. We added a record 106 stores during the fiscal year, a 7% increase over the previous year. We built 20 new stores and acquired 89 more. We also replaced 15 stores in the fiscal year. “Replace” means we either tore down a store and rebuilt another on the same site, or closed an existing store and built a replacement elsewhere in the same market area, whichever option made the most business sense. We entered two new states in fiscal 2011, Oklahoma and Arkansas. We expect to add 4 to 6% more stores again in fiscal 2012, and are actively looking for opportunities in Tennessee and Kentucky. So far in fiscal 2012, we have already made progress in expansion, by acquiring 27 new stores and completing 2 new store constructions, bringing our total number of stores to 1,665. We also had 15 new stores and 7 replacement stores under construction in the first quarter of 2012, along with six more under written agreement. We are optimistic about reaching our expansion goal for fiscal 2012.

The flurry of store growth in fiscal 2011 and continuing on into this fiscal year was not done without appropriate planning, due diligence and deliberation. The addition of all these stores in rapid succession was actually the result of plans set in motion more than two years prior. The fact that so many stores were built and acquired — not to mention replaced and remodeled — in a relatively short time is a tribute to the value of careful planning, but also a testament to the talent and dedication of our employees throughout our operations.

Our balance sheet at the end of fiscal 2011 looked noticeably different from a year ago for two primary reasons, Casey’s expansion activity and our 500 million dollar recapitalization. Years of sound, prudent management of corporate finance helped prepare Casey’s to execute our expansion and recapitalization in a most efficient way in fiscal 2011.

Now here are the company’s fiscal 2012 goals:

•	Increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon.

•	Increase same-store grocery & other merchandise sales 5.8% with an average margin of 32.8%.

•	Increase same-store prepared food & fountain sales 7.7% with an average margin of 61.8%.

•	Increase the total number of stores 4 to 6%, which represents approximately 65 to 98 locations.

Let me now turn the podium over to Sam Billmeyer—Senior Vice President–Logistics & Acquisitions—and Sam will elaborate on Casey’s store development plan.

[Sam]

Thank you Bob. You can see the number of stores we were operating as of April 30th, 2011. All 1,637 stores are corporate owned stores.

We believe acquisitions continue to be one of the most cost-effective ways to grow, so we continue to pursue attractive sites at reasonable prices. For the past few fiscal years we have been reporting how Casey’s exceptional balance sheet positions us to be able to take advantage of acquisition opportunities that make sense for the Company. In fiscal 2011 we capitalized on many of those opportunities and, as Bob said, we acquired 89 stores in fiscal 2011. So far, we have acquired 27 stores in fiscal year 2012, and we have written agreements to purchase 6 more stores and there are a number of small chains in the Midwest that might be attractive for acquisition in the balance of the fiscal year. We continue to monitor those prospects closely, while also pursuing single store acquisitions as well.

On the construction side, we were busy building 20 new stores in fiscal 2011, up just slightly from the 18 we built in fiscal 2010. We also replaced 15 locations.

Now with two full years of data from our new design in the books, we’re pleased to say the new store design continues to meet our expectations.

Our major remodeling program is an efficient way to incorporate the highest revenue-generating elements of the new store design into existing stores, as well as update looks and facilities to meet evolving customer expectations and respond to competitive pressures. We continue to evaluate the performance of the stores remodeled in fiscal 2011 and we will be selective with the stores we choose to remodel in fiscal 2012 that we believe will post the greatest returns on the investment.

All of our stores continue to benefit from our vertically integrated distribution system. We operate our own distribution center from which we dispense approximately 90% of each store’s inventory, and have ample capacity to accommodate additional locations. As Bob mentioned, some of that inventory and logistics capacity was put to the test when newly constructed and acquired stores came on line very rapidly in 2011. All the employees that make Casey’s distribution system the best in the business met and overcame each and every challenge.

The distribution system has been instrumental in keeping Casey’s in motion toward our Company goals. Rest assured as Casey’s continues to grow, logistics issues are given attention very early in the process to ensure we maintain our efficiencies even as we grow rapidly.

During the first quarter of fiscal 2012, the Company opened two new stores and began construction on 15 more. We anticipate completing 30 to 35 new store constructions in fiscal 2012. We also completed 27 acquisitions and have written agreements to purchase six more. This moves us well down the road to achieving our fiscal 2012 goal of increasing the total number of Casey’s stores by 4-6% and we remain very optimistic about our future growth potential.

Next, Chief Operating Officer Terry Handley is going to share more detailed information about the fiscal 2011 performance of Casey’s three business categories and describe how the Company will implement strategies in fiscal 2012. Terry will also report operations results for the first quarter of fiscal 2012.

[Terry]

Thank you, Sam. During Fiscal 2011, Casey’s again used its operating flexibility and experience to overcome formidable challenges while realizing another profitable year. And we’re off to a very encouraging start in fiscal 2012.

As Bob said, gasoline is the one area of our business where you can expect the unexpected. It’s also where Casey’s leadership, beginning at store level, continuously adapts to keep pace with a changing market environment. The fiscal 2011 gasoline market was a definite improvement over fiscal 2010. The average retail price for a gallon of gasoline at Casey’s ranged from $2.56 to more than $3.50 during the fiscal year. Despite those high prices, gasoline generated excellent gross profit for our Company.

Same-store gallons sold were up 1.6% — surpassing our 1% goal — and total gallons sold were up 8.6%. The average margin was a very strong 15.2 cents per gallon, well above our goal of 13.5 cents per gallon.

All of that helped create gross profit from gasoline of $212 million, up nearly 19% from the prior year. From the beginning, our gas pricing policy has remained constant — we identify the competition for each store and set retail gas prices accordingly. Over the last four years, increased wholesale costs, rising credit card fees, and legislative and regulatory measures have put more pressure on retail gas pricing. Consequently, retail prices tend to rise quickly when wholesale costs increase but decrease slowly as wholesale costs decline.

While gasoline is always the most difficult category to forecast, we believe market conditions will continue to put pressure on retailers in our operating area and recent trends in gasoline pricing will continue in 2012.

For the first quarter of fiscal 2012 the average retail price of fuel was up 39% compared to the same quarter in 2011. As a result, same-store gallons sold were down 2.7%, but the average margin was still above goal at 17.2 cents per gallon. Total gallons sold for the quarter were up 6% to 380 million gallons.

Inside sales is comprised of grocery & other merchandise and prepared food and fountain. While we report on these two business categories separately, we manage them in tandem to improve overall gross profit. Destination items such as cigarettes, pizza, coffee and fountain products serve both categories by drawing customers inside. Fiscal 2011 gross profit on total inside sales rose 8.3% to $644 million.

The past two fiscal years have affirmed that our new store design is popular with customers, employees and a proven business success. This store design is by far our largest ever, more than 1,000 square feet larger than any previous design. The increased footprint allows us to continue our ongoing efforts to improve gross profit by reallocating the space allotted to grocery & other merchandise and prepared food & fountain in ways that drive sales of higher-margin items.

The new design also allows us the merchandising flexibility to meet customer demand. Just having the space doesn’t ensure success. Our Point-of-sale systems continue to be essential as we make adjustments to product mix, and our store managers will be critical to controlling the higher operating expenses that are associated with the larger stores.

Same-store sales for Grocery & Other Merchandise finished below goal in fiscal 2011. Total sales increased 11.3% to nearly $1.2 billion, with an average margin of 32.2%. Gross profit was up 7.0% to over $385 million.

For the first quarter of fiscal 2012, same-store sales for Grocery and Other Merchandise were up 6.2%. Total sales rose 15.1% to over $365 million with a margin of 32.5%, and gross profit improved 14.1% to $119 million.

Our fiscal 2012 goal reflects our anticipation of a solid performance this year. We are confident that putting what we learned from our new-store design to work chain-wide via remodeling, replacements and new stores will drive us toward our goals for 2012.

Prepared Food & Fountain again demonstrated its exceptional value both in terms of product quality and profit opportunity in 2011. The goal for the year just ended was to increase same-store sales 8% with an average margin of 63.1%.

We increased same-store sales by 7.7% year-over-year. Despite the shortfall, we are proud of this category’s performance over time. In fact, our five year average same store sales growth rate is 8.5%. Even though we continue to raise the bar on comparisons, we expect this category to deliver strong sales growth in fiscal 2012 and beyond.

The average margin for prepared food and fountain came in at 62.2%. As mentioned earlier, the significant commodity cost pressures endured throughout fiscal 2011 proved challenging to our margin goal.

In fiscal 2011 Casey’s prepared foods showed its strength yet again, helping total sales increase to $415 million with gross profit of $258 million, both reflecting double digit increases from fiscal year 2010.

Our new sub sandwich program is progressing well and has become an excellent complement to Casey’s established pizza program. We also see continued customer demand for more flavor profiles on our coffee bars. Our enhanced coffee offering — again, enabled by the new store design — provides exciting opportunities to meet that demand with additional flavors as well as larger selection of cappuccinos and iced coffee selections.

We’ll continue to seek growth from our strong prepared food brand by maintaining excellent quality and value while introducing new products and updating old favorites to keep pace with changing consumer trends.

Prepared Food & Fountain continued to perform well in the first quarter of fiscal 2012. Same-store sales were up 15.3% with an average margin of 61.2%. Total sales rose 21% to $124 million; gross profit rose more than 16% to $76 million. We were pleased with these early results, though they indicate those high commodity costs that were with us throughout fiscal year 2011 are carrying over into fiscal 2012, creating continued margin pressures.

Currently about 20% of our stores have both sub sandwich and enhanced coffee offerings, and we look to add both to other stores where market data shows they will have the greatest impact. In fiscal 2012, our goal is to increase same-store sales 7.7% with a margin of 61.8%.

In addition to the strong inside sales discussed earlier for the first quarter of fiscal 2012, we are off to a great start in the second quarter as well. Yesterday the Company reported August 2011 same store sales results. Same store sales for prepared food & fountain were up 15.4% and grocery & other merchandise increased 6.1% compared to the same period a year ago.

Our Corporate Finance Department helps maintain Casey’s forward momentum through careful management of the capital we generate, and prudent investment of our resources. The next speaker is our Chief Financial Officer and investor relations contact, Bill Walljasper. Bill will talk with you about Casey’s financial condition in fiscal 2011 and expectations for fiscal 2012.

[Bill]

On April 30, 2011, cash and cash equivalents totaled $60 million. Our long-term debt, net of current maturities was $679 million, and the average total debt to average total capital ratio increased to approximately 41.2%. During this time shareholder equity decreased to $404 million.

A big factor in that shareholder equity decrease was our recapitalization that occurred on August 9, 2010. We discussed this at last year’s meeting, but since it had a significant impact on the past fiscal year, I’d like to hit a few high points again here. As you may recall, we completed a private placement for $569 mm of 5.22% senior unsecured notes due 2020. $500 mm of the proceeds from this debt offering were used to finance the repurchase of approximately 13.1 mm shares at a price of $38.00 per share. $59mm was used to pay off our 1995 and 1999 senior notes, with the remaining portion used for general corporate purposes.

Our post-recapitalization balance sheet compares favorably to peers, with our Debt/EBITDA ratio at 2.5x, which is still one of the lowest in the industry. Rest assured,

taking on this additional debt will not prohibit our ability to grow the business or our dividend. We still have significant capacity on our balance sheet to secure additional debt should the right opportunities present themselves.

Cash flow from continuing operations increased to $261 million in fiscal 2011, and we had capital expenditures of $328 million. This was up significantly from the previous year due to the increase in acquisitions and construction activity mentioned previously.

As outlined in our recent annual report we are budgeting $130 to $193 million for new store construction and acquisition activity in fiscal 2012. We will use the new store design for locations that we replace, for which we are budgeting an additional $22 million. We project expenditures of $30 million for maintenance and remodeling, with an additional $22 million for transportation and information systems improvements for a total capital expenditure budget of $204 to $267 million in fiscal 2012. All of these initiatives will be funded with existing cash and future cashflow.

Obviously, with the $16 million in expenses associated with the unsolicited hostile takeover attempt by Alimentation Couche-Tard, Inc., our recapitalization which I just outlined and the capital investments required to grow by more than 100 stores, Casey’s financial statements for fiscal year 2011 were significantly different than they were at the end of fiscal 2010.

Corporate Finance will continue to focus on both providing the capital to make these wise investments, and ensuring that they are, in fact, yielding satisfactory returns. We expect our debt to EBIDTA ratio to decline as new stores come on line and existing stores ramp up performance.

As always, operating expenses will continue to be an area of focus in fiscal 2012. We will strive to improve our means of control and disclose our results every quarter. For fiscal 2011, operating expenses increased 15.5% to $607.6 million. Excluding fees associated with the unsolicited offer by Couche-Tard, expenses would have increased 12.4%.

Overall, our current financial position reflects the result of following a disciplined fiscal approach. We’ve added a record number of stores, conducted a successful recapitalization, and managed thru one of the most difficult recessions in recent history, and still hold a financial position that leaves us healthy and well positioned for even more expansion.

We currently have 7 sell-side analysts covering our Company. We believe they have helped us gain more visibility, add new shareholders in the United States and abroad, and increased the liquidity of our stock. We believe the investment community recognizes and appreciates that we set annual goals, hold ourselves accountable for them, and report the progress towards those goals on a monthly and quarterly basis.

Throughout this presentation you have heard us mention the challenging economic climate and other business factors we faced in fiscal 2011. In spite of this, we are pleased with our operational performance and the positive impact it has had on our stock price. As you can see from this chart, in the past five years, our stock price increased 132%. This represents an 18.4% compounded annual growth rate, compared to a 2.6% compounded annual growth rate in the S & P 500 during the same period.

We believe the investment community also appreciates our ability to increase the dividend at the same time we have grown earnings. We have increased the dividend each year for the past ten fiscal years. In fact, over the past 5 years the dividend has tripled with a compounded annual growth rate of approximately 24.6%. We are pleased with our ability to deliver shareholder value.

Let me close by saying the entire management team is committed to meeting the performance goals for fiscal 2012 and will continue to be focused on driving shareholder value in the future.

Bob will now introduce all the members of the management team, and then we will take any questions.

[Bob]

You’ve already met three of our four senior officers:

Terry Handley—Chief Operating Officer,

Bill Walljasper—Sr. V.P. & CFO and

Sam Billmeyer—Sr. V.P.–Logistics & Acquisitions.

I would like to also introduce our other senior executive:

Julie Jackowski—Sr. V.P. Corporate General Counsel & Human Resources

In addition, the other members of our management team include:

Darryl Bacon—V.P.–Food Services

Jay Blair – V.P. Transportation and Distribution

Hal Brown—V.P.–Support Services

Bob Ford—V.P.–Store Operations

Brian Johnson – V.P. – Finance and Corporate Secretary

Mike Richardson—V.P.–Marketing

Russ Sukut—V.P. & Treasurer

This is an outstanding group of leaders and managers who work very hard on your behalf. Please join me in applauding this outstanding group of leaders and managers.

The management team and I will be glad to answer any other questions you may have.

[Bob]

Before we adjourn, I note that, based on a preliminary vote count provided by Computershare Trust Company, our shareholders overwhelmingly have re-elected both of the incumbent directors. In addition, the ratification of the appointment of KPMG as independent auditor and the compensation of our named executive officers have been approved, and shareholders have indicated a preference for having an advisory vote on executive compensation each year.

If there is no further business to come before this meeting, I declare we are adjourned.

As you’re leaving, feel free to pick up a copy of the fiscal 2011 annual report and this fiscal year’s first quarter press release.

On behalf of our Board and the more than 22,000 Casey’s employees, thank you for attending today. We look forward to seeing you again next September.